INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Quest For Value Funds:

We consent to the use in this Registration Statement of Oppenheimer Quest
Balanced Value Fund, Oppenheimer Quest Opportunity Value Fund and Oppenheimer
Small Cap Value Fund (collectively the Oppenheimer Quest For Value Funds) of our reports dated November 21, 2003, included in the Statements of Additional
Information, which are part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statement and
"Independent Auditors" appearing in the Statements of Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
December 19, 2003